SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):	October 15, 2010

Commission file number: 0-13888

CHEMUNG FINANCIAL CORPORATION (Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	16-123703-8 (I.R.S. Employer Identification No.)

One Chemung Canal Plaza, Elmira, NY 14901
 (Address of principal executive offices) (Zip Code)

(607) 737-3711
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(B) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On October 14, 2010, Chemung Financial Corporation ("CFC") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Fort Orange Financial Corp. ("FOFC"), parent company of Capital Bank & Trust Company ("Capital Bank"). Under the terms of the Merger Agreement, CFC will acquire FOFC for approximately $29.3 million, based upon CFC's closing stock price on October 14, 2010. FOFC will merge with and into CFC, with CFC being the surviving corporation (the "Merger"). Immediately following the Merger, Capital Bank will be merged with and into CFC's subsidiary bank, Chemung Canal Trust Company ("Chemung Canal") and Chemung Canal will continue as the surviving bank.

The Merger Agreement provides that each issued and outstanding share of the common stock of FOFC will be converted into the right to receive, at the election of the shareholder, (i) cash, equal to $7.50 per share, (ii) 0.3571 shares of CFC common stock or, (iii) a combination of cash and stock, subject to proration procedures detailed in the Merger Agreement, which provide that the aggregate consideration paid by CFC will be 75% CFC Common Stock and 25% cash. The merger consideration will be adjusted downward based on certain asset quality indicators of FOFC specified in the Merger Agreement and also if the stock price of CFC rises to more than $25.20 per share.

The Merger Agreement provides termination rights for both CFC and FOFC. If CFC or FOFC terminates the Merger Agreement due to FOFC entering into a written proposal with any third party acquiror, then FOFC shall pay a termination fee equal to 2.5% of the merger consideration, the value of which shall be calculated as if the closing of the transaction occurred on the date of termination.

Completion of the Merger is subject to receipt of all necessary federal and state regulatory approvals, approval of CFC's and FOFC's shareholders and satisfaction of other customary closing conditions stated in the Merger Agreement. The Merger is expected to be completed in the first quarter of 2011.

In connection with the Merger Agreement, Peter Cureau, the President and Chief Executive Officer of FOFC and Capital Bank, entered into a Voting Agreement dated as of October 14, 2010 (the "Voting Agreement"), and FOFC directors entered into a Voting and Non-Competition Agreement (the "Voting and Non-Competition Agreement") dated as of October 14, 2010. Pursuant to the Voting Agreement, Mr. Cureau agreed, among other things, to vote his shares of FOFC common stock in favor of the Merger and the Merger Agreement at any FOFC shareholders' meeting that is held to vote on the Merger and the Merger Agreement.

Pursuant to the Voting and Non-Competition Agreement, the FOFC directors have agreed, among other things, to: (i) vote their shares of FOFC common stock in favor of the Merger and the Merger Agreement at any FOFC shareholders' meeting that is held to vote on the Merger and the Merger Agreement; (ii) not sell, transfer or gift any of their shares of FOFC common stock prior to the consummation of the Merger, except under limited circumstances; (iii) not directly or indirectly serve as an officer, director, owner, trustee, employee or consultant of any person that in any way competes with FOFC or Capital Bank, for a period of two (2) years beginning upon the closing of the Merger; and (iv) not directly or indirectly solicit or induce any employee or independent contractor of CFC or Chemung Canal to terminate his, her or its relationship with CFC or Chemung Canal or in any way disrupt their relationship.

The foregoing description of the Merger and the Merger Agreement is not purported to be complete, and is qualified in its entirety by reference to the Merger Agreement filed as exhibit 2.1 to this report and incorporated herein by reference. Also attached as exhibits to this report are the Voting Agreement and Voting and Non-Competition Agreement, along with another agreement incidental to the Merger, by and among Mr. Cureau, FOFC and Capital Bank, filed as exhibits 99.1, 99.2 and 99.3, respectively.

ITEM 8.01	Other Events

On October 15, 2010, CFC and FOFC issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.3 and is incorporated by reference herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit No.
	2.1	Agreement and Plan of Merger dated as of October 14, 2010.
	99.1	Voting Agreement executed by Peter Cureau dated as of October 14, 2010.
	99.2	Voting and Non-Competition Agreement executed by FOFC officers dated as of October 14, 2010
	99.3	Agreement by Peter Cureau
	99.4	Press Release issued jointly by Chemung Financial Corporation and Fort Orange Financial Corp. dated October 15, 2010.

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHEMUNG FINANCIAL CORPORATION

October 20, 2010	By: Ronald M. Bentley

Ronald M. Bentley
President & Chief Executive Officer